1993 GEORGIA-PACIFIC CORPORATION

                       REPLACEMENT EMPLOYEE STOCK OPTION
                               (G-P Group Stock)


         THIS AGREEMENT, dated December 17, 1997, by and between GEORGIA-PACIFIC CORPORATION, a Georgia corporation (hereinafter called the "Company"), and
                          (hereinafter called "Optionee");


                              W I T N E S S E T H:


         WHEREAS, on January 27, 1993, the Optionee was granted pursuant to the Georgia-Pacific Corporation 1993 Employee Stock Option Plan the option to purchase from the Company up to, but not exceeding in the aggregate,
                                                                     -----
shares of the Company's then existing common stock ("G-P Common Stock") at a price of $59.00 per share (the "Original Option"), of which an option to purchase from the Company up to, but not exceeding in the aggregate,
                                                                     -----
shares of G-P Common Stock remained outstanding on December 17, 1997;
         WHEREAS, the shareholders of the Company have approved, effective December 16, 1997, a recapitalization of the Company's common stock, viz. the conversion of each share of G-P Common Stock into one share of Georgia-Pacific Corporation--Georgia-Pacific Group Common Stock ("G-P Group Stock") and the distribution of one share of Georgia-Pacific Corporation--Timber Group Common Stock ("Timber Stock") with respect to each share of G-P Group Stock (the `Letter Stock Transaction'');
         WHEREAS, as a consequence of the implementation of the Letter Stock Transaction and as authorized under Section 9 of the agreement documenting the Original Option, it is necessary to convert the Original Option into two separate options (each independently exercisable), one to purchase shares of G-P Group Stock and the other to purchase shares of Timber Stock, in each case for a number of shares equal to the number of shares specified in the Original Option that remain outstanding on December 17, 1997;
         WHEREAS, in making the options conversion contemplated in the Letter Stock Transaction, the exercise price for the G-P Group Stock option is equal to the exercise price under the Original Option (the "Original Option Price") multiplied by a fraction, the numerator of which is the average of the high and low price for G-P Group Stock on the first date such stock is traded, regular way, on the New York Stock Exchange (the "G-P Group Stock Price") and the denominator of which is the sum of the G-P Group Stock Price and the average of the high and low price for Timber Stock on the first date such stock is traded, regular way, on the New York Stock Exchange, and the exercise price for the Timber Stock option will equal the difference between the Original Option Price and the exercise price for the G-P Group Stock option; and
         WHEREAS, the G-P Group Stock options and the Timber Stock options issued as replacements for the Original Option are to be deemed to be continuations of the Original Option;
         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby mutually agree as follows:
         1. This Agreement shall not be deemed to limit or restrict the right of the Company or any Subsidiary to terminate the Optionee's employment at any time, for any reason, with or without cause, or to limit or restrict the right of the Optionee to terminate his employment with the Company or any Subsidiary at any time. In the event of termination of the Optionee's employment with the Company and all Subsidiaries, such employee shall be eligible to exercise or surrender only options on the number of shares that have become available for purchase pursuant to Section 2 hereof at the time of termination. Optionee's services shall be subject to the direction of the Board of Directors of the Company or such Subsidiary or such officer or officers as the respective Boards may designate from time to time and shall be rendered at such locations as the respective Boards or any such officer may determine.
         2. Subject to the terms and conditions set forth herein, the Company hereby grants to the Optionee during the period commencing on the date hereof and ending on January 27, 1998 the option to purchase from the Company, from time to time, as hereinafter more specifically stated, at a price of $41.99 per
share, up to but not exceeding in the aggregate,           shares of G-P Group
                                                 ----------
Stock, which option may be exercised or surrendered, in whole or in part, from time to time, commencing on the date hereof, but no later than January 27, 1998. Such period may not be extended pursuant to the provisions of Section 5. Notwithstanding anything in this Agreement to the contrary, all options granted hereunder to the Optionee shall terminate as of his date of termination if such termination is for Just Cause. "Just Cause" for the purposes of this Agreement shall mean any of the following: (i) the willful and continued failure of the Optionee to perform satisfactorily the duties consistent with his title and position reasonably required of him by the Board or supervising management (other than by reason of incapacity due to physical or mental illness); (ii) the commission by the Optionee of a felony, or the perpetration by the Optionee of a dishonest act or common law fraud against the Company or any of its Subsidiaries; or (iii) any other willful act or omission which is injurious to the financial condition or business reputation of the Company or any of its Subsidiaries.
         3. The option hereby granted shall be exercised by the delivery to the Treasurer of the Company or his delegate, from time to time, of written notice, signed by the Optionee, specifying the number of shares the Optionee then desires to purchase, together with cash, certified check, bank draft or postal or express money order to the order of the Company for an amount in United States dollars equal to the option price of such shares. If the written notice is mailed, the date of its receipt by the Treasurer of the Company or his delegate shall be considered the date of exercise of the option by the Optionee.
               Within thirty business days after any such exercise of the option in whole or in part by the Optionee, the Company shall deliver to the Optionee a certificate or certificates representing the aggregate number of shares with respect to which such option shall be so exercised, registered in the Optionee's name.
               The Optionee may elect, in lieu of the exercise of the option, to surrender the option granted hereby, or any portion thereof, by delivery to the Treasurer of the Company or his delegate, from time to time, of written notice, signed by the Optionee, specifying the portion of the option the Optionee then desires to surrender. If the written notice is mailed, the date of its receipt by the Treasurer of the Company or his delegate shall be considered the date of surrender.
               Within thirty business days after any such surrender of the option, or any portion thereof, the Company shall deliver to the Optionee a certificate or certificates representing shares of G-P Group Stock whose aggregate fair market value equals the difference between the aggregate fair market value of the shares covered by the option, or portion thereof, surrendered and the aggregate option price of such shares.
               No fractional shares of G-P Group Stock shall be issued and in lieu thereof, if a fractional share of G-P Group Stock would otherwise be deliverable to the Optionee, the Optionee shall be paid in cash an amount equal to the same fraction of the fair market value of a share of G-P Group Stock.
               "Fair market value" as used in this Section 3 shall mean the mean between the high and low sales prices of G-P Group Stock on the day preceding the date of surrender as reported in the Record of Composite Transactions for New York Stock Exchange listed securities and printed in The Wall Street Journal or, if no sale of stock shall have been made on that date, on the next preceding day on which there was a sale of the stock.
         4.    (a)   The Company shall pay a cash bonus as of each date or dates the option is exercised or surrendered, in whole or in part, in an amount determined as follows:

                     (1) If the option is exercised, the market appreciation of the shares being exercised (defined as the market price of G-P Group Stock on the date of exercise, less the option price, adjusted pursuant to Section l0 hereof, multiplied by the number of shares being exercised on that date), multiplied by the Bonus Factor; and
                     (2) If the option is surrendered, the aggregate market price on the day preceding the date of surrender of the shares received by the Optionee multiplied by the Bonus Factor.
                     (3) The "Bonus Factor" is the decimal equivalent of the fraction

                                       T

                                     1 - T

        where T equals the sum of the highest statutory marginal federal and Georgia income tax rates, expressed in decimal form, applicable to individuals resident in Georgia on personal service income. For purposes of calculating the fraction described in this subsection
        (a)(2), the "highest statutory marginal federal and Georgia tax rates . . . on personal service income" shall be the appropriate rates in effect on the date on which the affected option is exercised or surrendered (taking into account any retroactive changes in the specified tax rates).
               "Market price" as used in this Section 4 shall be the mean between the high and low sales prices of G-P Group Stock on the specified date, as reported in the Record of Composite Transactions for New York Stock Exchange listed securities and printed in The Wall Street Journal, or if no sale of stock shall have been made on that date, on the next preceding day on which there was a sale of the stock.
               (b) Notwithstanding any other provision of this Agreement, in no event shall any bonus be paid pursuant to this Section 4 in excess of the market appreciation of the shares being exercised (as defined in Section 4(a)(1)) or the aggregate market value of the shares received by the Optionee upon surrender (as defined in Section 4(a)(2)).
               (c) If the Optionee is employed by a Subsidiary, the Subsidiary shall pay such cash bonus payable pursuant to this Section 4 or the Company shall pay such cash bonus as an agent for the Subsidiary, which shall reimburse the Company.
               (d) In all cases, the Company, or the Subsidiary, shall hold and deposit such cash bonus as withholding taxes.
         5. The option hereby granted shall terminate and be of no force or effect upon the happening of the first to occur of the following events:
               (a) The expiration of the time allowed for exercise of this option as specified in this Agreement.
               (b) Subject to the provisions of Section 2, the expiration of ninety days after the date of the termination (whether voluntary or involuntary) of the Optionee's employment with the Company and all Subsidiaries, except in the case of his death or permanent disability while in the Company's employment or his retirement; provided, that during such ninety-day period, the Optionee shall have the right to exercise or surrender this option with respect to any or all shares which were available for purchase by him on the date of such termination of employment and, in the event of his death or permanent disability after termination of employment and during such ninety-day period, such deceased Optionee's estate, personal representative or beneficiary or such disabled Optionee shall have the right, within such period, to exercise or surrender this option with respect to any or all shares which were available for purchase by the Optionee on the date of his termination of employment and which had not been purchased by him prior to his death or permanent disability.
               (c) Subject to the provisions of Section 2, the expiration of 36 months after the date of the Optionee's retirement after a period of continuous employment by the Company; provided, that during such 36-month period, the Optionee shall have the right to exercise or surrender this option with respect to any or all shares which were available for purchase by him on the date of such retirement and, in the event of his death or permanent disability after retirement and during such 36-month period, such deceased Optionee's estate, personal representative or beneficiary or such disabled Optionee shall have the right, within such period, to exercise or surrender this option with respect to any or all shares which were available for purchase by the Optionee on the date of his retirement and which had not been purchased by him prior to his death or permanent disability.
               (d) Subject to the provisions of Section 2, the expiration of 36 months after the date of death or permanent disability of the Optionee during a period of continuous employment by the Company; provided, that during such 36-month period, such deceased Optionee's estate, personal representative or beneficiary or such disabled Optionee shall have the right to exercise or surrender this option with respect to any or all shares which were available for purchase by the Optionee on the date of his death or permanent disability.
               The Optionee's employment by the Company shall be deemed to continue during such periods as he is employed by a Subsidiary. If the Optionee shall be transferred from the Company to a Subsidiary or from a Subsidiary to the Company or from a Subsidiary to another Subsidiary, his employment shall not be deemed to be terminated by reason of such transfer. If, while the Optionee is employed by a Subsidiary, such Subsidiary shall cease to be a Subsidiary and the Optionee is not thereupon transferred to and employed by the Company or another Subsidiary, the date that the Optionee's employer ceases to be a Subsidiary shall be deemed to be a termination of employment, and (subject to the provisions of Section 2) the option shall terminate 90 days or 36 months (as the case may be) after such date, and such Optionee shall have the right with respect to any shares available for purchase on the date of such termination of employment to exercise or surrender his option at any time within such extended period.
               Optionee's date of termination or retirement shall be deemed to be his last day worked. For purposes of this Agreement, "retirement" shall mean voluntary or involuntary (other than for Just Cause) termination of employment with the Company and all Subsidiaries after having attained age 65 or having attained age 55 and having accrued 10 years of service for vesting purposes under the Company's salaried retirement plans. The Optionee's date of permanent disability shall be the last day of his salary continuation period under the Corporation's policy providing for salary continuation for salaried employees who are medically unable to work because of illness or injury, and Optionee shall be deemed "permanently disabled" on that date only if he would be "totally disabled" pursuant to the standards set forth in the Georgia-Pacific Corporation Long-Term Disability Plan, whether or not Optionee is covered under that plan.
               The Plan Administrator (as hereinafter defined) shall have absolute and uncontrolled discretion to determine whether any authorized leave of absence or absence on military or government service taken by the Optionee shall constitute a termination of employment for the purposes of this Agreement.
         6. Whenever the word "Optionee" is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom this option may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person or persons.
         7. This option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and, during the Optionee's lifetime, may be exercised or surrendered only by him or by his legal guardian or representative. No assignment or transfer of this option or the rights represented thereby, or of the right to cash bonuses hereunder, whether voluntary, involuntary, or by operation of law or otherwise, except by will or the laws of descent and distribution, shall vest in the assignee or transferee any interest or right herein whatsoever, and immediately upon any attempt to assign or transfer this option, or the right to cash bonuses hereunder, this option shall terminate and be of no force or effect.
         8. The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any shares optioned by this Agreement as to which the option hereby granted shall not have been exercised or surrendered and payment and delivery made as herein provided. No adjustment shall be made for dividends or other rights for which the record date is prior to the date the shares are issued or transferred to Optionee.
         9. The existence of this option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any and all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or preference stocks ahead of or affecting G-P Group Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
         10. The shares with respect to which this option is granted are shares of G-P Group Stock of the Company as constituted on the date of this Agreement, but if, and whenever, after December 17, 1997, and prior to the delivery by the Company of all of the shares of G-P Group Stock with respect to which this option is granted, the Company shall effect a change in the par value of G-P Group Stock, or a change in the number of shares of G-P Group Stock having par value into the same or a different number of shares without par value, or a subdivision or consolidation of shares, or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of G-P Group Stock outstanding, without the receipt of consideration by the Company, then (a) in the event of any increase in the number of such shares outstanding, the number of shares of G-P Group Stock then remaining subject to option hereunder shall be proportionately increased, and the cash consideration payable per share shall be proportionately reduced, (b) in the event of a reduction in the number of such shares outstanding, the number of shares of G-P Group Stock then remaining subject to option hereunder shall be proportionately reduced, and the cash consideration payable per share shall be proportionately increased, and (c) in the event of no change in the number of shares outstanding in connection with a change in par value of G-P Group Stock or a change from par value to no par value, the shares resulting from any such change shall be deemed to be G-P Group Stock under this Agreement.
         11. After a merger of one or more corporations into the Company, or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, the Optionee shall, at no additional cost, be entitled upon any exercise or surrender of this option, to receive (subject to any required action by stockholders), in lieu of the number of shares as to which this option shall then be so exercised or surrendered, the number and class of shares of stock or other securities to which the Optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, the Optionee had been the holder of record of a number of shares of G-P Group Stock of the Company equal to the number of shares as to which such option shall be so exercised or surrendered. The Plan Administrator shall determine, in its absolute and uncontrolled discretion, the adjustment to be made and the extent thereof.
         12.   Anything in this Agreement to the contrary notwithstanding:
               (a) In the event of a merger in which the Company is not the survivor or a sale of substantially all of the assets of the Company, the Optionee shall have the right, commencing thirty days prior to such merger or sale of assets, to exercise immediately on a fully-vested basis each outstanding option which was granted to him regardless of any exercise restriction contained in Section 2 of this Agreement; and
               (b) In the event that a Change in Control shall occur, the Optionee shall have the right immediately after the effective date of such Change in Control, until such time as the option would otherwise expire according to Section 5 of this Agreement, to exercise on a fully-vested basis each outstanding option which was granted to him under this Agreement regardless of any exercise restriction contained in Section 2 of this Agreement.
         As used in this Agreement, a "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision thereto, whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, a Change in Control shall be deemed to have occurred if (A) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company; or (B) during any period of two (2) consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constituted the Board of Directors and any new directors, whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least three quarters (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; provided, further, that a change in control shall not be deemed to be a Change in Control for purposes of this Agreement if the Board of Directors has approved such change in control prior to either (i) the occurrence of any of the events described in the foregoing clauses (A) and (B) or (ii) the commencement by any person other than the Company of a tender offer for G-P Group Stock not approved by the Board of Directors prior to such commencement.
         13. In the event that a Change in Control (as defined in Section 12 above) shall occur, the Optionee shall have the right to elect to receive from the Company an amount in cash, in a lump sum, for each share of G-P Group Stock covered by the Optionee's options granted hereunder, equal to the difference between the then current exercise price of such option and the greater of: (i) the highest price per share paid for the purchase of G-P Group Stock in connection with the Change in Control and (ii) the highest closing price per share paid for the purchase of G-P Group Stock on the principal exchange on which G-P Group Stock is listed, or, if G-P Group Stock is not listed, on the NASD automatic quotation system, during the 90-day period immediately preceding the Change in Control. The Optionee may elect to receive such cash payment only during the 30-day period commencing upon the effective date of the Change in Control and such election shall be effective with respect to all outstanding options which were granted under this Agreement. Upon an election to receive such cash payment, the option to which such cash payment relates shall no longer be exercisable to the extent of the number of shares covered by the option for which such cash payment was received. In the event a Change in Control shall occur and this Section 13 shall become effective, (a) any election pursuant to
Section 3 of this Agreement which the Optionee has to surrender his options issued hereunder and to receive shares of G-P Group Stock in lieu of the exercise of such options shall not be effective, and (b) the Optionee shall also have the right to receive the cash bonus otherwise payable upon surrender of his option pursuant to Section 4(a)(2) of this Agreement.
         14. In the event that Sections 12 or 13 of this Agreement shall become applicable, Section 16 of this Agreement shall not be effective.
         15. Anything in this Agreement to the contrary notwithstanding, if, at any time specified herein for the exercise of this option, the delivery of shares to the Optionee, or for the payment of cash bonuses to the Optionee, any law or regulations of any governmental authority having jurisdiction in the matter shall require either the Company or the Optionee to take any action or refrain from action in connection therewith or to delay such exercise, then the delivery of such shares or the payment of such cash bonuses on such exercise shall be deferred until such action shall have been taken or such restriction on action shall have been removed.
         16. Subject to Section 14 of this Agreement, as conditions precedent to the granting of the option, cash bonuses and all other rights provided hereunder, the Optionee and any other person who acquires any rights hereunder agrees that any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement may be determined, either by the Plan Administrator constituted under the Plan (the "Plan Administrator") or by the Company's Board of Directors in the Plan Administrator's or the Board's absolute and uncontrolled discretion; and that any such determination or interpretation of the terms of this Agreement or any other determination by either such Plan Administrator or the Board of Directors of the Company shall be final, binding and conclusive on all persons affected thereby.
         17. Anything in this Agreement to the contrary notwithstanding, the Company and Optionee acknowledge and agree that the Plan was not intended to provide for the issuance of "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and that the options granted pursuant to this Agreement are not "incentive stock options" as so defined.
         18. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: Georgia-Pacific Corporation, l33 Peachtree Street, N.E., Atlanta, Georgia 30303, Attention: Vice President and Treasurer, or at such other address as the Company, by notice to the Optionee, may designate in writing from time to time; to the Optionee at the address indicated in the Optionee's then current personnel records, or at such other address as the Optionee, by notice to the Treasurer of the Company at the above address, may designate in writing from time to time. Such notices shall be deemed given upon receipt.
         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, under its corporate seal, and the Optionee has hereunder set his hand and seal, as of this day and year first above written.


                                  GEORGIA-PACIFIC CORPORATION


                                  By:
                                       -----------------------
                                       A. D. Correll
                                       Chairman, Chief
                                       Executive Officer
                                       and President


ATTEST:




W. Edwin Frazier, III, Assistant Secretary




                                  Optionee
            NOTE:  PLEASE COMPLETE THE ATTACHED PERSONAL DATA SHEET.



OPTIONEE'S PERSONAL DATA
(Please Print)



Full Name

ADDRESS:









SOCIAL SECURITY NUMBER:



DATE OF BIRTH:

                    Month, Day and Year


DIVISION:                             LOCATION



PLEASE NOTE THAT YOUR BENEFICIARY(IES) FOR PURPOSES OF THIS REPLACEMENT OPTION WILL BE THE SAME AS THOSE YOU SELECTED FOR THE ORIGINAL OPTION UNLESS YOU NOTIFY THE TREASURER'S DEPARTMENT OF A CHANGE IN WRITING.